[LETTERHEAD OF RUBIN, BROWN, GORNSTEIN & CO. LLP]



                               September 14, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

Ladies and Gentlemen:

                              RE:  Noble Roman's, Inc.

We have been informed by Noble Roman's, Inc. (the "Company") that it has replaced us with Larry E. Nunn & Associates, LLC, as the Company's independent accountants for the year ending December 31, 1999.

We have read Item 4 of the Company's Current Report on Form 8-K dated September 14, 2000 and are in agreement with the statements contained in the second and fourth paragraphs therein.



                              Very truly yours,


                              /s/ RUBIN, BROWN, GORNSTEIN & CO. LLP

                              RUBIN, BROWN, GORNSTEIN & CO. LLP